Exhibit 8.1

Form of Opinion of Jackson Walker L.L.P. as to certain tax matters

[LETTERHEAD OF JACKSON WALKER L.L.P.]

July 16, 2004

Encore Medical Corporation

9800 Metric Boulevard

Austin, Texas 78758

Ladies and Gentlemen:

We have acted as counsel to Encore Medical Corporation, a Delaware corporation (the “Parent”) in connection with the proposed merger (the “Merger”) of BioHorizons Implant Systems, Inc. (the “Company), into Encore Merger Sub, Inc. (“Merger Sub”) pursuant to the terms of that certain Agreement and Plan of Merger entered into May 17, 2004, among the Parent, Merger Sub, the Company and certain key stockholders of the Company and that certain First Amendment to Agreement and Plan of Merger entered into July 16, 2004 among the same parties (together, the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.

This opinion is being delivered in connection with the Parent’s Registration Statement on Form S-4 relating to the proposed Merger (the “Registration Statement”). In rendering this opinion we have examined such documents as we have deemed relevant or necessary, including without limitation, the Merger Agreement and that portion of the Registration Statement entitled “THE MERGER - Material Federal Income Tax Consequences” (such portion of the Registration Statement being referred to herein as the “Tax Section”).

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement (specifically including those applicable to the Tax Section), and below, we are of the opinion that: (i) the discussion within the Tax Section appearing under the heading “If certain conditions are met, the merger will be treated as a reorganization” is accurate in all material respects; (ii) the discussion under the heading “Amount and Character of Gain, If Any” appearing in the Tax Section is accurate in all material respects as it applies to a transaction qualifying as a reorganization pursuant to Section 368(a)(2)(D) of the Internal Revenue Code of 1986 (the “Code”); (iii) the general discussion of installment sale reporting under the Code contained in the text appearing under heading entitled “Contingent Cash Consideration” in the Tax Section is accurate in all material respects; and (iv) assuming application of Revenue Ruling 69-6, the discussion appearing under the heading “Taxable Nature of Transaction if Merger not Treated as a Reorganization” appearing in the Tax Section is accurate in all material respects.

No opinions other than those expressly contained herein may be implied from any statements contained herein.

This opinion represents our best legal judgment regarding the application of United States federal income tax laws arising under the Code, as amended, existing judicial decisions and administrative pronouncements of the Internal Revenue Service, all as in effect on the date of this opinion and all of which are subject to change at any time, possibly retroactively. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. We undertake no obligation to you or any other person to give notice of any such change. This opinion is limited strictly to the matters expressly stated herein and no other opinion may be implied or inferred beyond such matters.

This opinion is rendered only to you, and is for your use in connection with the Parent’s filing of the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent in each instance. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “THE MERGER - Material Federal Income Tax Consequences,” and “LEGAL MATTERS.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    JACKSON WALKER L.L.P.